EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Experts” and “Selected Consolidated Financial Data” and to the use of our report dated April 15, 2003 in the Registration Statement (Form S-1 No. 333-          ) and related Prospectus of LMI Aerospace, Inc. for the registration of 3,335,000 shares of its common stock.
/s/ Ernst & Young LLP
St. Louis, Missouri
January 18, 2006